Exhibit 99.2

Humanigen Announces Positive Interim Phase 3 Data of Lenzilumab™ in Patients Hospitalized with COVID-19

•	Interim data suggest clinically meaningful impact on patient recovery from COVID-19 with an estimated 37 percent more recoveries observed in lenzilumab arm of Phase 3 trial versus current standard of care
•	Data safety monitoring board recommendation demonstrates the Phase 3 trial is in the “promising zone” of the adaptive trial design
•	CRADA between Humanigen and U.S. government provides for regulatory and other support to submit an EUA and BLA

Burlingame, CA – November 6, 2020 – Humanigen, Inc., (Nasdaq: HGEN) (“Humanigen”), a clinical stage biopharmaceutical company focused on preventing and treating an immune hyper-response called ‘cytokine storm’ with its lead investigational treatment lenzilumab, today announced positive interim Phase 3 data of lenzilumab in patients hospitalized with COVID-19. This interim analysis for sizing and powering suggests that lenzilumab had a clinically meaningful impact on patient recovery, with an estimated 37 percent more recoveries observed in the lenzilumab arm of the randomized, placebo-controlled, double-blinded study versus current standard of care (SOC).

“These interim data demonstrate the potential of lenzilumab as a frontline treatment option for patients hospitalized with COVID-19,” said Cameron Durrant, MD, MBA, chief executive officer of Humanigen. “We are encouraged by these data and the clinically meaningful impact that lenzilumab may have for patients with COVID-19 over and above remdesivir and/or steroids.”

The data safety monitoring board (DSMB) composed of independent subject matter experts conducted an interim analysis of the unblinded data for trial sizing and powering and recommended increasing the target number of events (recoveries) from 257 to 402 to maintain the power of the study at 90 percent. The adaptive trial design only allows for the addition of patients if interim data are in the “promising zone” (i.e., achieving or surpassing an average improvement in recoveries of 29 percent (hazard ratio (HR) > 1.29) through day 28).

The company remains blinded to the data and based on the recommended number of events, the HR was calculated to be 1.37, an average of 37 percent more recoveries observed in the lenzilumab arm compared to the control arm. Any observed benefit in the lenzilumab arm would be over and above the use of remdesivir and/or steroids which are among the treatments that have been used as SOC in both the lenzilumab treatment arm and the placebo arm of the study.

At the recommendation of the DSMB, the company plans to increase enrollment to achieve 402 events (approximately 515 patients). This increase in enrollment ensures an even higher probability of success in meeting the primary endpoint and maintains the power of the study at 90 percent. The next interim analysis for efficacy is planned when the study reaches 75 percent events (302 events) which will require approximately 390 patients to be enrolled in the trial.

“Based on this feedback from the DSMB, we believe the Phase 3 trial is significantly de-risked. Targeting 402 events improves the probability of success, maintains the power of the study at 90 percent, and further supports our plans for Emergency Use Authorization (EUA) and Biologics License Application (BLA) submission,” said Dale Chappell, MD, MBA, chief scientific officer of Humanigen. “We are working to quickly activate additional trial sites across the U.S. to support rapid enrollment and increase access to lenzilumab with a continued commitment to inclusion and diversity.”

A Cooperative Research and Development Agreement (CRADA) that Humanigen entered into with the Joint Program Executive Office for Chemical, Biological Radiological and Nuclear Defense (JPEO-CBRND), provides for, among other support, regulatory, statistical and manufacturing subject matter advice to anticipation of an application for an EUA and eventually a BLA submission. The activities under the CRADA are being funded by the Biomedical Advanced Research and Development Authority (BARDA), part of the Office of the Assistant Secretary for Preparedness and Response (ASPR) at the U.S. Department of Health and Human Services (HHS), working in collaboration with JPEO-CBRND. These activities include providing regulatory representatives who may participate in informal or formal meetings with the U.S. Food and Drug Administration (FDA) and providing comments on submission prior to submitting to FDA.

Humanigen intends to file for EUA in the first quarter of 2021 either following interim data at 75 percent or at study completion. The Phase 3 trial evaluating patients hospitalized with COVID-19 is enrolling at sites across the U.S. and Latin America. Current enrollment stands at 300 patients.

Interim Phase 3 lenzilumab in COVID-19 data analysis highlights:

•	78 percent of trial participants on either remdesivir or dexamethasone (or other steroids) or both (across both arms of the study)
•	65 percent of trial participants with oxygen saturation ≤ 94 percent or on low-flow oxygen support
•	35 percent of trial participants on high-flow oxygen or non-invasive positive pressure ventilation at time of enrollment
•	45 percent of trial participants were 65 years of age or older
•	50 percent of trial participants from diverse populations
•	No serious adverse events have been attributed to lenzilumab
•	These findings apply across both arms of the study

More details on Humanigen’s programs in COVID-19 can be found on the company’s website at www.humanigen.com under the COVID-19 tab. Details on the U.S. Phase 3 lenzilumab clinical trial can be found at clinicaltrials.gov using Identifier NCT04351152 or by visiting www.StopStorm.com.

Humanigen to Host Investor Conference Call

The Company will host an investor call and webcast today, Friday, November 6, 2020 at 9:00 a.m. EST to discuss these results and the recently announced CRADA issued through a collaboration between the Department of Defense and the U.S. Department of Health and Human Services to meet the U.S. government’s Operation Warp Speed goals.

To participate in the conference call, please dial toll free 1-800-410-4983 or toll/International number 1-303-223-4366. The conference ID number is 21972012. A simultaneous webcast of the call and presentation can be accessed by visiting: http://public.viavid.com/index.php?id=142380.

In addition, a replay of the webcast will be available on the company website for 30 days following the event.

About Humanigen, Inc.

Humanigen, Inc. is developing its portfolio of clinical and pre-clinical therapies for the treatment of cancers and infectious diseases via its novel, cutting-edge GM-CSF neutralization and gene-knockout platforms. We believe that our GM-CSF neutralization and gene-editing platform technologies have the potential to reduce the inflammatory cascade associated with coronavirus infection. The company’s immediate focus is to prevent or minimize the cytokine release syndrome that precedes severe lung dysfunction and ARDS in serious cases of SARS-CoV-2 infection. The company is also focused on creating next-generation combinatory gene-edited CAR-T therapies using strategies to improve efficacy while employing GM-CSF gene knockout technologies to control toxicity. In addition, the company is developing its own portfolio of proprietary first-in-class EphA3-CAR-T for various solid cancers and EMR1-CAR-T for various eosinophilic disorders. The company is also exploring the effectiveness of its GM-CSF neutralization technologies (either through the use of lenzilumab as a neutralizing antibody or through GM-CSF gene knockout) in combination with other CAR-T, bispecific or natural killer (NK) T cell engaging immunotherapy treatments to break the efficacy/toxicity linkage, including to prevent and/or treat graft-versus-host disease (GvHD) in patients undergoing allogeneic hematopoietic stem cell transplantation (HSCT). Additionally, Humanigen and Kite, a Gilead Company, are evaluating lenzilumab in combination with Yescarta® (axicabtagene ciloleucel) in patients with relapsed or refractory large B-cell lymphoma in a clinical collaboration. For more information, visit www.humanigen.com.

Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual events or results may differ materially from those contained in the forward-looking statements. Words such as "will," "expect," "intend," "plan," "potential," "possible," "goals," "accelerate," "continue," and similar expressions identify forward-looking statements, including, without limitation, statements regarding our expectations for the Phase 3 study and the potential future development of lenzilumab, our pathway to our intended submission for, and potential receipt of, an Emergency Use Authorization and potential subsequent BLA from FDA, and statements regarding the potential for lenzilumab to be used to prevent or treat GvHD and, as sequenced therapy with Kite’s Yescarta, in CAR-T therapies. Forward-looking statements are subject to a number of risks and uncertainties including, but not limited to, the risks inherent in our lack of profitability; our dependence on partners to further the development of our product candidates; the costs and the uncertainties inherent in the development and launch of any new pharmaceutical product; the outcome of pending or future litigation; and the various risks and uncertainties described in the "Risk Factors" sections and elsewhere in the company's periodic and other filings with the Securities and Exchange Commission.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You should not place undue reliance on any forward-looking statements, which speak only as of the date of this release. We undertake no obligation to revise or update any forward-looking statements made in this press release to reflect events or circumstances after the date hereof or to reflect new information or the occurrence of unanticipated events, except as required by law.

CONTACTS:

Media

Cammy Duong

Westwicke, an ICR company

Cammy.duong@westwicke.com

203-682-8380

Investors

Alan Lada

Solebury Trout

ALada@SoleburyTrout.com

617-221-8006